Exhibit 10.2

CONSENT, WAIVER AND RELEASE

This CONSENT, WAIVER AND RELEASE is made and entered into as of March 1, 2023 (this “Agreement”), by and among SRAX, Inc., a Delaware corporation (“Borrower”), LD Micro, Inc., a Delaware corporation (“LD Micro”) and ATW Opportunities Master Fund II, LP (“Lender”). Capitalized terms used herein and not defined shall have the meanings given to them in the Credit Agreement (defined below).

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WHEREAS, Lender, Borrower and LD Micro are parties to a Senior Secured Revolving Credit Facility Agreement, dated as of August 8, 2022 (the “Credit Agreement”), pursuant to which Borrower may borrow from Lender up to $9,450,000 in the aggregate from time to time, subject to certain conditions (the “Revolving Loans”);

WHEREAS, the Obligations of Borrower under the Credit Agreement, the Revolving Loans and any other documents or instruments executed in connection therewith (collectively, the “Loan Documents”) are secured by the assets of Borrower and guaranteed by LD Micro; and

WHEREAS, Borrower intends to effect a sale of LD Micro by way of a merger (the “Merger”) pursuant to the terms of that certain Agreement and Plan of Merger, among Freedom Holding Corp., Freedom U.S. Markets, LLC, LD Micro, and Borrower, expected to be executed as of or following the date hereof (the “Merger Agreement”), and as result, desires that Lender (i) consent to certain actions of Borrower and LD Micro, (ii) waive certain restrictions and Events of Default and (iii) modify certain terms and provisions of the Loan Documents, in each case, for the purposes of effecting the Merger, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Consents, Waivers and Releases.

(a) Consents. Lender hereby acknowledges, agrees and consents to (i) Borrower undertaking and effecting the Merger, (ii) the full release of LD Micro from its obligations as a Credit Party under the Credit Agreement, as a Guarantor under the Guaranty Agreement and under each other Loan Document to which it is a party, (iii) the release and termination of Lender’s Lien and security interest in and to any assets of LD Micro granted under the applicable Security Agreements and (iv) the release and termination of the pledge of LD Micro’s issued and outstanding shares under the Pledge and Escrow Agreement.

(b) Waivers. Lender hereby waives (i) any restrictions, covenants and other obligations contained in the Loan Documents, including but not limited to, those contained in Section 9.4 of the Credit Agreement, which would otherwise be violated as a result of effecting the Merger and (ii) any Events of Default arising under the Loan Documents as a result of or in connection with the Merger and the transactions contemplated thereby.

(c) The consents and waivers set forth in Sections 1(a)-(b) above shall become effective immediately prior to the consummation of the Merger, upon which each of the Guaranty Agreement, the applicable Security Agreement and the Pledge and Escrow Agreement shall, immediately and without any further action by any party, be terminated and of no further force and effect.

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(d) Lender hereby authorizes Borrower, LD Micro and their respective designees, upon the completion of the Merger, to file UCC-3 financing statement amendments with respect to the terminations and releases contemplated herein, in the form(s) attached hereto as Exhibit A, which have been approved by Lender. Lender further agrees to execute and deliver such other documents and take all other actions, as reasonably requested by Borrower, to effectuate the terminations and releases contemplated herein.

2. Covenants. Following the effectiveness of the consents, waivers and terminations set forth in Sections 1(a)-(c) above and the consummation of the Merger, Borrower shall:

(a) (i) to the extent permitted under applicable law, within forty-five (45) days following its receipt of the Merger Consideration (as defined in the Merger Agreement), use fifteen percent (15%) of the gross cash proceeds from the cash portion of such Merger Consideration to redeem its Common Stock at a price per share of less than $5.00, and (ii) as promptly as reasonable practicable following its receipt of the Merger Consideration, use ten percent (10%) of the gross cash proceeds from the cash portion of such Merger Consideration to pay any outstanding amounts in respect of the Revolving Loans; and

(b) following Borrower’s resale of the shares received as the share portion of the Merger Consideration (i) to the extent permitted under applicable law, use fifteen percent (15%) of the gross cash proceeds from such resale (less any broker’s fees or commissions) to redeem its Common Stock at a price per share of less than $5.00 within forty-five (45) days following its receipt of such proceeds, and (ii) use ten percent (10%) of the gross cash proceeds from such resale (less any broker’s fees or commissions) to pay any outstanding amounts in respect of the Revolving Loans as promptly as reasonable practicable following its receipt of such proceeds.

3. Miscellaneous.

(a) This Agreement is a one-time waiver and limited to the matters expressly waived herein and should not be construed as an indication that Lender would be willing to agree to any future modifications to or waiver of any other terms of the Loan Documents. Except as expressly set forth above, the terms and conditions of the Loan Documents shall remain in full force and effect.

(b) This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. It is hereby understood that this Agreement does not constitute an admission of liability by any party, including any admission of default under the Loan Documents.

(c) This Agreement may not be amended, modified or supplemented, and no provision of this Agreement may be waived, other than by a written instrument duly executed and delivered by a duly authorized representative of each party hereto.

(d) This Agreement may be executed in counterparts, each of which as so executed and delivered shall be deemed to be an original and, all of which together shall constitute one and the same instrument. An electronic copy of a signature on this Agreement shall be acceptable, and be deemed to be, an original signature, and such signature shall create a valid and binding obligation of the executing party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Consent, Waiver and Release to be duly executed as of the date first written above.

SRAX, INC.

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Title:	Chief Executive Officer

LD MIcro, INC.

By:	/s/ Christopher Lahiji
Name:	Christopher Lahiji
Title:	President

ATW OPPORTUNITIES MASTER FUND II, LP

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner

Exhibit A

Form(s) of UCC-3 Termination Statements

(see attached)